Exhibit 10.5 – Summary of Executive Bonus

Management Incentive Bonus Plan
Revised F2010

Management Incentive Bonus Plan (“MIBP”)

The Management Incentive Bonus Plan (“MIBP”) is the same for all of the executives. The MIBP has three components; MBOs, operating income bonus and a revenue versus plan bonus. These components will be paid quarterly.  The components are weighted as shown below.

Specifics

MIBP Allocation of Total Bonus:
A third of the total bonus amount is allocated to MBOs, Operating Income and Revenue versus Plan.  The bonus amount for each category is spread and paid over four quarters.  See the example below:

Example:	Annual1 Bonus Amount equals $30,000	% of Total Bonus	Q1 25%	Q2 25%	Q3 25%	Q4 25%
MBOs	$10,000	33.0%	$2,500	$2,500	$2,500	$2,500
Operating Income Bonus	$10,000	33.0%	$2,500	$2,500	$2,500	$2,500
Revenue vs Plan	$10,000	33.0%	$2,500	$2,500	$2,500	$2,500

MBOs

MBOs will be assigned and agreed upon by the President & CEO and the executive.  Performance against these objectives will be determined by the CEO.  MBOs will be paid quarterly.

Operating Income and Revenue versus Plan

1 Example:  amount of bonus differs for each executive.

F2010 – Revised  Compensation Plan – Executives

Operating Income Bonus2
The operating income bonus pays at the first break point of 90% based on the formula in the table below.  If revenue versus plan is not met, the operating income bonus is capped at 100%.

	% of Bonus up to 1st Break	1st Break Point	% of Bonus up to 2nd Break	2nd Break Point	% of Bonus up to 100% of Plan	% of Bonus at and after 100%

Operating Income	0%	90% of Plan	15% + 5.0% for each 1% over 90%	95% of Plan	60% + 5.0% for each 1% over 95%	100% + 1.0% for each 1% over 100%; if revenue under 100% this bonus is capped at 100%

Revenue versus Plan3
The revenue bonus pays at the first break point of 80% and increases as the revenue versus Plan increases based on the formula below.

	% of Bonus up to 1st Break	1st Break Point	% of Bonus up to 2nd Break	2nd Break Point	% of Bonus up to 100% of Plan	% of Bonus @ 100%-104%	% of Bonus @ 105%-109%	% of Bonus if revenue over 110%

Revenue	0%	80% of Plan	15% + 2.5% for each 1% over 80%	90% of Plan	60% + 2.5% for each 1% over 90%	100% + 2.5% each 1% over 100%	100% + 5% each 1% over 100%	200% of all bonuses for that quarter

Examples

Assuming $40,000 annual bonus paid at $10,000 per quarter in equal portions for MBOs, Operating Income and Revenue.

Bonus Allocation Example	Annual Bonus Amount equals $30,000	% of Total Bonus	Q1 25%	Q2 25%	Q3 25%	Q4 25%
MBOs	$10,000	33.00%	$2,500	$2,500	$2,500	$2,500
Operating Income Bonus	$10,000	33.00%	$2,500	$2,500	$2,500	$2,500
Revenue vs Plan	$10,000	33.00%	$2,500	$2,500	$2,500	$2,500

2 Operating income bonus is based on year to date targets.

3 The revenue versus plan bonus is based on year to date targets.

F2010 – Revised  Compensation Plan – Executives

In Example 1, the Q2 year to date actuals for operating income were 186% of plan. The revenue versus plan is 96% of plan. The operating income bonus is limited to 100% because the revenue is less than 100% of plan. The revenue bonus is paid out per the plan formula. This example assumes MBO attainment at 100%. The resulting bonus paid would be 92% of total eligible bonus.

Example 1	Qtrly Bonus Amount	Performance % Actual vs Plan	Payment
MBOs	$2,500	100%	$2,500
Operating Income Bonus	$2,500	186%	$2,500	bonus is capped at 100% if revenue less that 100%
Revenue vs Plan	$2,500	96%	$1,875	60% + 2.5% for each 1% over 90%
Total	$7,500	92%	$6,875

In Example 2, the year to date actuals for operating income were 105% of plan. The revenue versus plan is 100% of plan. The operating income bonus is paid at 105% based on the plan formula due. The revenue bonus is paid at 100% per the plan formula.

Example 2	Qtrly Bonus Amount	Performance % Actual vs Plan	Payment
MBOs	$2,500	100%	$2,500
Operating Income Bonus	$2,500	105%	$2,625	100% + 1% for each over 1% over 100%; if revenue at 100%
Revenue vs Plan	$2,500	100%	$2,500	100% + 5% for each over 1% over 100%
Total	$7,500	102%	$7,625

In Example 3, the year to date actuals for operating income were 130% of plan. The revenue versus plan is 110% of plan. All bonus amounts double.

Example 3	Qtrly Bonus Amount	Performance % Actual vs Plan	Payment
MBOs	$2,500	100%	$2,500	bonus doubles 110% revenue
Operating Income Bonus	$2,500	130%	$3,250	bonus doubles 110% revenue
Revenue vs Plan	$2,500	110%	$2,500	bonus doubles 110% revenue
Total	$7,500	110%	$8,250
		Pays 200%	$16,500

Using Q2 as an example, 100% of revenue budget would generate approximately $573,000 in incremental sales or $458,000 incremental gross margin dollars.

F2010 – Revised  Compensation Plan – Executives

Budget Targets for FY10

Operating income:	Q1	Q2	Q3	Q4
Per Quarter	$123,257	$234,192	$308,324	$565,930
YTD	$123,257	$357,449	$665,773	$1,231,703
Total Operating Income $1,231,703

Revenue:	Q1	Q2	Q3	Q4
Per Quarter	$5,533,944	$5,727,492	$5,823,609	$5,950,970
YTD	$5,533,944	$11,261,436	$17,085,045	$23,036,015
Total Revenue $23,036,015

Addendum to Plan for Brian E. Dearing:

1.  M&A/Alliance Transaction – 25% paid in the quarter the event occurs.

           $29,750

2.  Re-Financing the CBT Loan – 25% paid in the quarter the event occurs.  My objective here is to find a way to re-pay the portion of the CBT loan that would trigger the interest going from 10% to 14%.  The savings to ARI if we can finance the loan at 10% is over $800K so paying $30K for doing that is a bargain imo.

$29,750

3.  F&I Business Unit Performance – 10% paid quarterly for achieving its revenue objectives (half of the dollars) and for achieving its operating income target.  The targets are the FY10 approved plan.

1. revenue = $5,950 / 4 quarters

2. operating income = $5,950 / 4 quarters

4.  CBT Performance – 15% paid quarterly for achieving its revenue objectives (half of the dollars) and for achieving its operating income target.  The targets are the FY10 approved plan.  (Darin is working to define how we will measure operating income for this unit, for Q1 I recommend that payment be based on revenue,).

1. revenue = $8,925 / 4 quarters

2. operating income = $8,925 / 4 quarters

F2010 – Revised  Compensation Plan – Executives

5.  ARI Performance – 15% paid consistent with all ARI executives.  This payment will be based on revenue, revenue growth and operating income (5% on each).

1. revenue growth = $8,925 / 4 quarters

2. operating income = $8,925 / 4 quarters

6.  MBO’s

●	Public Reporting – 5% - Continue as the acting CFO for public reporting for Q2, Q3 and Q4 FY10 while training Darin Janecek to take over all responsibilities in this area starting Q1 FY11. $5,950/4

●
Cash Management/Forecasting – 5% - Continue to be the point person on managing cash and the cash forecast.  Transition this process to Darin Janecek so that he is accountable for this function starting Q4 FY10.
$5,950/4

F2010 – Revised  Compensation Plan – Executives